Exhibit 4

Trading Data for CapGen Capital Group VI LP(1)

The following tables set forth all transactions in the Common Stock effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

Reporting Person	Date	Buy/ Sell	No. of Shares	Price/ share	Where/ How Effected	Security
CapGen Capital Group VI LP	3/5/2018	Sell	53,400	$37.7361(2)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/6/2018	Sell	100,000	$38.5366(3)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/7/2018	Sell	80,000	$39.0748(4)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/8/2018	Sell	10,000	$39.1892(5)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/9/2018	Sell	83,200	$39.2174(6)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/12/2018	Sell	29,100	$39.4143(7)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/13/2018	Sell	105,000	$39.4831(8)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/14/2018	Sell	61,700	$39.6119(9)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/15/2018	Sell	59,700	$39.2645(10)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/16/2018	Sell	67,900	$39.5590(11)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/19/2018	Sell	144,900	$39.1951(12)	Open Market/Broker	Common Stock
CapGen Capital Group VI LP	3/20/2018	Sell	24,000	$39.0124(13)	Open Market/Broker	Common Stock

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(1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) (12) (13)
The prices listed below represent the average prices at which the amount of shares of Common Stock listed in each row were sold (full detailed information regarding the Common Stock sold and the corresponding prices will be provided upon request).
The range of prices for these sales was $38.12 to $37.20.
The range of prices for these sales was $39.00 to $38.10.
The range of prices for these sales was $39.23 to $38.90.
The range of prices for these sales was $39.26 to $39.11.
The range of prices for these sales was $39.37 to $39.05.
The range of prices for these sales was $39.49 to $39.25.
The range of prices for these sales was $39.70 to $39.10.
The range of prices for these sales was $39.70 to $39.50.
The range of prices for these sales was $39.33 to $39.17.
The range of prices for these sales was $39.77 to $39.37.
The range of prices for these sales was $39.52 to $39.10.
The range of prices for these sales was $39.22 to $38.76.